Exhibit 10.13

Pish Posh Baby

320 Cross St

Lakewood, NJ 08701

July 24, 2014

David Koninsberg Consultant

Dear David:

Here's the promised summary of where we are on the marketing consultant project we discussed. If you disagree with anything rve written, please let me know via email.

Pishposh will be hiring you as a consultant for $6,000 per month anticipating 80 houre worth of work. The scope of the project will be tweaked as we go along but overall you will be taking a consultant role comparable to Director of Marketing. We will start with a 60 day trial started on May 15th 2014 going through July 13th 2014. From there we will continue on a monthly basis, either party will give a 30 day written notice to terminate contract. Projects we would like to work on will fall under the category called"Marketing & Branding'vvhat we will expect of you will be the following.

•	Director of Marketing—Acting director of Marketing until we have all processes in place to hire a Marketing Director/Manager
•	Paid Search Marketing —ensuring Paid Search is being optimized
•	Branding—assisting in having ouelnission statement'and"brand message' conveyed properly—from all aspects, i.e. outdoor branding, site experience, blog content, email marketing, etc..
•	Email Marketing—setting up process and procedure in place to be able to take email marketing in house
•	Offshore Talent—utilizing the common practice of outsourcing talent for graphics, content writing and basic programming if warranted
•	Landing Page Optimization—putting processes in place ( hiring as needed) to ensure our site functionality and experience is optimized with today's technology.

We are looking forward to working together and we feel it will be a mutually beneficial collaboration.

Sincerely,

Eli Nojovitz	David Koninsberg
COO	/s/ David Koninsberg